UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2025

ALGORHYTHM HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-41405	95-3795478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

(Address of principal executive offices) (Zip Code)

(954) 596-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RIME	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

Effective February 13, 2025, Richard Perez was terminated as Chief Financial Officer of Algorhythm Holdings, Inc. (the “Company”). Mr. Perez’s termination as Chief Financial Officer was not the result of any disagreements with the Company regarding any matters related to its operations, policies, practices, or otherwise.

Appointment of Chief Financial Officer & General Counsel

On February 13, 2025, the Board of Directors (the “Board”) of the Company appointed Alex Andre (age 50) as Chief Financial Officer and General Counsel of the Company.

Mr. Andre brings nearly 25 years of executive management, financial, legal and operational experience to the Company. He most recently served as the Chief Financial Officer of Lemnature AquaFarms Corporation, a plant-based ingredients manufacturer for the food, beverage and nutrition markets, from October 2022 to September 2023. Prior to that, Mr. Andre served as the Chief Financial Officer and General Counsel of M.H. Enterprises, Inc., the owner and franchisor of the Teriyaki Madness® restaurant brand, from March 2021 to September 2022. Before that, he served as the Chief Financial Officer of ARC Group, Inc., a national, multi-brand, multi-unit restaurant holding company, from July 2019 to March 2021, and as its General Counsel from October 2019 to March 2021. Earlier in his career, Mr. Andre served as an accountant for KPMG LLP before serving as a corporate & securities attorney for regional and international law firms.

In connection with his appointment as Chief Financial Officer and General Counsel, on February 12, 2025, Mr. Andre entered into an employment agreement with the Company (the “Agreement”) pursuant to which his employment with the Company would commence on February 13, 2025 (the “Effective Date”). Pursuant to the Agreement, the Company agreed to pay Mr. Andre an annual base salary of $275,000, which shall automatically increase to $300,000 on the six-month anniversary of the Effective Date. The Agreement provides that Mr. Andre will receive a non-qualified stock option to purchase 23,818 shares of the Company’s common stock (the “Option”) and a restricted stock award for 23,818 shares of the Company’s common stock (the “Restricted Stock Award”) on February 13, 2025. The Option has a ten-year term, subject to any earlier termination following cessation of Mr. Andre’s service to the Company, and an exercise price per share equal to the closing price of the Company’s common stock as reported by the Nasdaq Capital Market on February 13, 2025. The Restricted Stock Award and Option shall each vest over four years as follows: (a) twenty-five percent (25%) of the shares underlying the Restricted Stock Award and Option shall vest on the first anniversary of the grant date; and (b) six and one-quarter percent (6.25%) of the shares underlying the Restricted Stock Award and Option shall vest each quarter thereafter, subject to Mr. Andre’s continued service with the Company through each applicable vesting date. The grant of the Option and Restricted Stock Award are being made to Mr. Andre as an inducement material to him to accept employment with the Company and are being granted outside of the Company’s 2022 Equity Incentive Plan, as amended, in accordance with Nasdaq Listing Rule 5635(c)(4).

The foregoing summary of the Agreement, Option and Restricted Stock Award do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement, Option and Restricted Stock Award, a copy of each of which is attached to this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference as if fully set forth herein.

There are no arrangements or understandings between Mr. Andre and any other person pursuant to which he was appointed as Chief Financial Officer and General Counsel of the Company. There are no family relationships between Mr. Andre and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

A copy of the press release issued by the Company, dated February 18, 2025, relating to Mr. Andre’s appointment as the Chief Financial Officer and General Counsel of the Company is attached hereto as Exhibit 99.1 to this Form 8-K.

The information under this Item 7.01 and the press release attached to this Form 8-K as Exhibit 99.1 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated February 12, 2025, between Algorhythm Holdings, Inc. and Alex Andre

10.2	Stock Option, dated February 13, 2025, issued by Algorhythm Holdings, Inc. to Alex Andre

10.3	Restricted Stock Award, dated February 13, 2025, issued by Algorhythm Holdings, Inc. to Alex Andre

99.1	Press Release of Algorhythm Holdings, Inc., dated February 18, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2025

ALGORHYTHM HOLDINGS, INC.

By:	/s/ Gary Atkinson
Gary Atkinson
Chief Executive Officer